As filed with the Securities and Exchange Commission on

July 31 , 2012

Securities Act File No.  333-169083

Investment Company Act File No.  811-22461

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

x	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
x	Post-Effective Amendment No. 4

x	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
x	Amendment No. 7

Morgan Creek Global Equity Long/Short Institutional Fund

(Exact Name of Registrant as Specified in Charter)

301 West Barbee Chapel Road,

Chapel Hill, NC 27517

(Address of Principal Executive Offices)

(919) 933-4004

(Registrant's Telephone Number)

Corporation Service Company

2711 Centerville Road, Suite 400

Wilmington, Delaware 19808

(Name and Address of Agent for Service)

Copies of Communications to:

Bibb L. Strench

Seward & Kissel LLP

901 K Street , NW

Suite 800

Washington, D.C.   20001

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d) under the Securities Act of 1933, as amended.

Explanatory Note

This Post-Effective Amendment consists of the following:

1. Facing Sheet of the Registration Statement.

2. Exhibit (n) of Item 25 of the Registration Statement.

3. Registration Statement signature page.

The sole purpose of this Post-Effective Amendment filing is to file as an exhibit the Consent of Ernst & Young LLP, as required by Item 25 of this Registration Statement on Form N-2. This Post-Effective Amendment incorporates by reference the following parts of this Registrant's Post-Effective Amendment No. 3, filed on July 30, 2012.

Part A

Part B

Part C (except for Exhibit (n) of Item 25 and the Signature Pages)

C-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the "1933 Act"), and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill in the State of North Carolina on the 31st day of July, 2012.

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

By:	/s/ Mark B. Vannoy
Name:	Mark B. Vannoy
Title:	Treasurer

Pursuant to the requirements of the 1933 Act, this Amendment to the Registrant's Registration Statement has been signed below by the following persons in the capacities and on the date indicated:

		Signatures	Title	Date

(1)		Principal Executive Officer	Chairman & Trustee	July 31 , 2012

	By:	/s/ Mark W. Yusko*
Mark W. Yusko

(2)		Principal Financial Officer	Treasurer	July 31 , 2012

	By:	/s/ Mark B. Vannoy
Mark B. Vannoy

(3)		Trustees

		/s/ William C. Blackman*	Trustee	July 31 , 2012
William C. Blackman

		/s/ Michael Hennessy*	Trustee	July 31 , 2012
Michael Hennessy

		/s/ Michael S. McDonald*	Trustee	July 31 , 2012
Michael S. McDonald

		/s/ Sean S. Moghavem*	Trustee	July 31 , 2012
Sean S. Moghavem

		*By /s/ Mark B. Vannoy		July 31 , 2012
Mark B. Vannoy, pursuant to a Power of Attorney dated October 4, 2010 and filed herewith.

C-2

SIGNATURES

This Registration Statement contains certain disclosure regarding Global Equity Long/Short Master Fund (the “Master Fund”).  The Master Fund has, subject to the next sentence, duly caused this Registration Statement on Form N-2 of Morgan Creek Global Equity Long/Short Institutional Fund (the “Registrant”) to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Chapel Hill in the State of North Carolina on the 31st day of July, 2012.  The Master Fund is executing this Registration Statement only in respect of the disclosure contained herein specifically describing the Master Fund and hereby disclaims any responsibility or liability as to any other disclosures in this Registration Statement.

GLOBAL EQUITY LONG/SHORT MASTER FUND

By:	/s/ Mark B. Vannoy
Name:	Mark B. Vannoy
Title:	Treasurer

This Registration Statement on Form N-2 of the Registrant has been signed below by the following persons, solely in the capacities indicated and subject to the next sentence on July 31 , 2012.  Each of the following persons is signing this Registration Statement only in respect of the disclosures contained herein specifically describing the Master Fund and hereby disclaims any responsibility or liability as to any other disclosures in this Registration Statement.

		Signatures	Title	Date

(1)		Principal Executive Officer	Chairman & Trustee	July 31 , 2012

	By:	/s/ Mark W. Yusko*
Mark W. Yusko

(2)		Principal Financial Officer	Treasurer	July 31 , 2012

	By:	/s/ Mark B. Vannoy
Mark B. Vannoy

(3)		Trustees

		/s/ William C. Blackman*	Trustee	July 31 , 2012
William C. Blackman

		/s/ Michael Hennessy*	Trustee	July 31 , 2012
Michael Hennessy

		/s/ Michael S. McDonald*	Trustee	July 31 , 2012
Michael S. McDonald

		/s/ Sean S. Moghavem*	Trustee	July 31 , 2012
Sean S. Moghavem

		*By /s/ Mark B. Vannoy		July 31 , 2012
Mark B. Vannoy, pursuant to a Power of Attorney dated October 4, 2010 and filed herewith.

C-3

POWER OF ATTORNEY

The undersigned Trustee of the Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund and Morgan Creek Global Equity Long/Short Institutional Fund (each a "Fund" and collectively the "Funds"), each a Delaware statutory trust, hereby constitutes and appoints Mark Vannoy, David James and Bibb Strench, and each of them, attorneys for the undersigned and in his name, place and stead, to execute and file any amendments to the Fund's registration statement, and all amendments thereto relating to the offering of the Funds' shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, the rules, regulations and requirements of the SEC, and the securities or Blue Sky laws of any state or other jurisdiction, including all documents necessary to ensure the Funds have insurance and fidelity bond coverage, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, and to address tax return-related issues, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October, 2010.

/s/ Mark W. Yusko
Mark W. Yusko

C-4

POWER OF ATTORNEY

The undersigned Trustee of the Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund and Morgan Creek Global Equity Long/Short Institutional Fund (each a "Fund" and collectively the "Funds"), each a Delaware statutory trust, hereby constitutes and appoints Mark Vannoy, David James and Bibb Strench, and each of them, attorneys for the undersigned and in his name, place and stead, to execute and file any amendments to the Fund's registration statement, and all amendments thereto relating to the offering of the Funds' shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, the rules, regulations and requirements of the SEC, and the securities or Blue Sky laws of any state or other jurisdiction, including all documents necessary to ensure the Funds have insurance and fidelity bond coverage, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, and to address tax return-related issues, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October, 2010.

/s/ William Blackman
William Blackman

C-5

POWER OF ATTORNEY

 The undersigned Trustee of the Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund and Morgan Creek Global Equity Long/Short Institutional Fund (each a "Fund" and collectively the "Funds"), each a Delaware statutory trust, hereby constitutes and appoints Mark Vannoy, David James and Bibb Strench, and each of them, attorneys for the undersigned and in his name, place and stead, to execute and file any amendments to the Fund's registration statement, and all amendments thereto relating to the offering of the Funds' shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, the rules, regulations and requirements of the SEC, and the securities or Blue Sky laws of any state or other jurisdiction, including all documents necessary to ensure the Funds have insurance and fidelity bond coverage, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, and to address tax return-related issues, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October, 2010.

/s/ Michael P. Hennessy
Michael P. Hennessy

C-6

POWER OF ATTORNEY

 The undersigned Trustee of the Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund and Morgan Creek Global Equity Long/Short Institutional Fund (each a "Fund" and collectively the "Funds"), each a Delaware statutory trust, hereby constitutes and appoints Mark Vannoy, David James and Bibb Strench, and each of them, attorneys for the undersigned and in his name, place and stead, to execute and file any amendments to the Fund's registration statement, and all amendments thereto relating to the offering of the Funds' shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, the rules, regulations and requirements of the SEC, and the securities or Blue Sky laws of any state or other jurisdiction, including all documents necessary to ensure the Funds have insurance and fidelity bond coverage, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, and to address tax return-related issues, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October, 2010.

/s/ Michael McDonald
Michael McDonald

C-7

POWER OF ATTORNEY

The undersigned Trustee of the Global Equity Long/Short Master Fund, Morgan Creek Global Equity Long/Short Fund and Morgan Creek Global Equity Long/Short Institutional Fund (each a "Fund" and collectively the "Funds"), each a Delaware statutory trust, hereby constitutes and appoints Mark Vannoy, David James and Bibb Strench, and each of them, attorneys for the undersigned and in his name, place and stead, to execute and file any amendments to the Fund's registration statement, and all amendments thereto relating to the offering of the Funds' shares under the provisions of the Investment Company Act of 1940, as amended, and/or the Securities Act of 1933, as amended, the rules, regulations and requirements of the SEC, and the securities or Blue Sky laws of any state or other jurisdiction, including all documents necessary to ensure the Funds have insurance and fidelity bond coverage, and to file the same, with all exhibits thereto and other documents in connection therewith, with the SEC and such other jurisdictions, and to address tax return-related issues, hereby giving and granting to said attorneys full power and authority to do and perform all and every act and thing whatsoever requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do if personally present at the doing thereof, hereby ratifying and confirming all that said attorneys may or shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, I have hereunto set my hand this 4th day of October, 2010.

/s/ Sean Moghavem
Sean Moghavem

C-8

MORGAN CREEK GLOBAL EQUITY LONG/SHORT INSTITUTIONAL FUND

EXHIBIT INDEX

EXHIBIT NUMBER

(n)	Consent of Ernst & Young LLP

C-9